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                                                                   Exhibit 99.1

Company Overview                                                             UB


[Photo]


                            Union Bankshares, Inc.
                            ----------------------
                            Amex: UNB

                               December 31, 2006
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Company Profile

Union Bankshares, Inc. (UNB) is the corporate parent of Union Bank, which operates 13 full-service branches in northern Vermont and Littleton, New Hampshire, as well as a loan office in St. Albans, Vermont. As the market leader in Lamoille County, Vermont, the Company derives its income principally from interest on loans and earnings on other investments.

BUSINESS STRATEGY

Union Bankshares promotes personal service and banking expertise within the communities it serves, with a focus on small to middle-market businesses, local municipalities and residential customers. To leverage its local expertise, Union Bankshares continues to enhance its niche compatibilities and focuses on expanding to additional neighboring communities.

LOCAL FOCUS, LOCAL COMMITMENT

Union Bankshares is committed to the communities it serves, and encourages employee participation in community events and charitable services. Union Bank views small businesses as foundations for thriving local economies; these businesses provide jobs, attract other businesses and create wealth. Our local commitment has been acknowledged annually by the U.S. Small Business Administration. We believe a responsible bank becomes part of the fabric of the community it serves, helping to bolster local success wherever possible.

STOCK INFORMATION

Symbol: UNB
Stock Exchange: American Stock Exchange
UNB Closing Price on 12/31/06: $22.39
Shares Issued and Outstanding on 12/31/06: 4,531,977
Market Capitalization at 12/31/06: $101,470,965
UNB stock price range for 2006: $20.25-$24.15

Investment Attributes

* Union Bankshares' asset base of approximately $380 million provides us with the financial strength to successfully serve our marketplace.

*     In August, 2003, Union Bankshares completed its fifth stock-split.

* Remaining competitive by striking a balance between the utilization of leading-edge information and communication technologies, and the experience and knowledge of our people.

* Record earnings in 2006 and increased earnings in each of the past five years.

*     Increased dividends in each of the past ten years.

*     In-house underwriting of loan portfolio.

* Serving a solid customer base with planned expansion - including a full service office in St. Albans, Vermont.

* The Board of Directors has authorized the repurchase of up to $2.15 million or 100,000 shares of common stock, or approximately 2.2% of the Company's outstanding shares. Shares can be repurchased in the open market or in negotiated transactions. The repurchase program is open for an unspecified period.

* Due to small business and residential lending activities, as well as employees' commitment to their communities, Union Bank has scored an "Outstanding"rating on all its CRA (Community Reinvestment Act) examinations since 1995.

* In its most recent study (2005), the U.S. Small Business Administration ranked Union Bank "one of the Most Small Business-Friendly Banks in Vermont." We have been ranked in first place for seven of the past 12 years. In all other years, we have been one of the top three banks in the State.

* Union Bank has been an SBA "Preferred Lender" since 1987, participating with federal, state and local lending partners to ensure the needs of small businesses are met in its market area.

Union Bankshares,Inc.

For more company information:

Please visit Union Bank's web site at
www.unionbankvt.com or contact:

Kenneth D. Gibbons, President
Union Bankshares, Inc.
P.O. Box 667
Morrisville, VT  05661-0667
Phone: 802.888.6600
Email: ubexec@unionbankvt.com

Union Bank Offices

Fairfax                       Littleton, NH                 St. Albans
Jct. Rtes. 104 & 128*         263 Dells Road*               Loan Center
802.849.2600                  603.444.7136                  120 North Main St.
                                                            802.524.9000

Hardwick                      Lyndonville                   St. Johnsbury
103 VT Rte. 15*               183 Depot St.*                364 Railroad St.*
802.472.8100                  802.626.3100                  802.748.3131

Hyde Park                     Morrisville                   325 Portland St.*
250 Main St.*                 20 Lower Main St.*            802.748.3121
802.888.6880                  802.888.6600

Jeffersonville                65 Northgate Plaza*           St. Johnsbury Ctr.
44 Main St.*                  Route 100                     Green Mtn. Mall*
802.644.6600                  802.888.6860                  1998 Memorial Dr.
                                                            802.748.2454

Johnson                       Stowe
198 Lower Main St.*           47 Park St.*                  *ATMs at
802.635.6600                  802.253.6600                  these branches

Total Assets
in $ Millions
As of December 31st

2002      343
2003      357
2004      360
2005      375
2006      381

Net Income
in $ Millions
As of December 31st

2002       5.2
2003       5.4
2004       5.8
2005       6.2
2006       6.3

Total Loans
in $ Millions
As of December 31st

2002      256
2003      272
2004      280
2005      307
2006      317

Financial Highlights & Stock Performance

(Dollars in thousands, except per share data.)

                                        12/31/2006    12/31/2005    12/31/2004

Total Assets                              $381,149      $374,746      $359,529
Total Deposits                             319,822       313,299       306,598
Total Loans                                317,452       307,071       280,069
Stockholders' Equity                        41,923        41,603        42,403
Net Income                                   6,255         6,237         5,835

Earnings Per Share                        $   1.38      $   1.37      $   1.28
Cash Dividend Per Share**                     1.06          1.38          0.90
Book Value Per Share                          9.25          9.16          9.31

Return on Average Assets                     1.67%         1.71%         1.65%
Return on Average Equity                    14.96%        15.23%        14.17%
Net Interest Margin                          5.35%         5.33%         5.24%

** 2005 includes $0.40 per share special dividend

TOTAL RETURN SINCE DECEMBER 31, 2001
(Price return plus dividend income as of December 31, 2006)

5 Year Return 76.19%

CASH DIVIDENDS PAID PER SHARE

2002*     $0.76
2003*     $0.82
2004      $0.90
2005**    $1.38
2006      $1.06

*  Adjusted for 3 for 2 stock split effective August 8, 2003
** Includes $0.40 per share special dividend

DIVIDEND YIELD
(Annualized based on period-end prices)

2002    4.61%
2003    3.10%
2004    3.76%
2005    6.05%
2006    4.73%

NET Interest Income (Tax Equivalent)
2001-2006

                           2001     2002     2003     2004     2005     2006

Interest Income (TE)      8.21%    7.17%    6.53%    6.25%    6.66%    7.29%
NET Interest Income       4.99%    5.14%    5.20%    5.24%    5.33%    5.35%
Interest Expense          3.92%    2.45%    1.62%    1.27%    1.67%    2.43%

Dear Shareholder,                                               March 30, 2007

In 2006 the Federal Reserve increased the short-term interest rate four times, with the last increase on June 30th. This resulted in a prime rate of 8.25% which has remained unchanged through today. While short-term rates have increased, long-term rates have not, leaving us with an inverted yield curve. For example, the recent 13 week Treasury bill yielded 5.16%, while the 10 year Treasury note yielded 4.52%. With today's prime rate at 8.25%, a home mortgage loan for 30 years could be as low as a fixed rate of 6.75%. As you can imagine, managing the interest margin has, and will continue to be, of significant importance.

Earnings for 2006 slightly exceeded 2005. We plan to closely monitor the interest margin and also work diligently on growing the loan portfolio, increasing deposits and aggressively work on controlling and reducing overhead costs. During the last two years, we revamped much of our deposit product line to ensure our offerings are very competitive and offer value to the customer. Competition from other banks, money funds, brokerage houses and credit unions will continue to put pressure on attracting deposits.

Although nationally the banking industry has seen a decline in banks from 17,325 in 1987 to 8,832 at the end of 2005, branch offices have increased from 80,340 in 1987 to 93,542 in 2005. Clearly there continues to be consolidation within the industry; however, the demand for branch offices, in spite of the proliferation of electronic banking options, is important to note. Clearly, delivery of our services must continue as a three pronged approach: bricks and mortar, electronic banking AND the right people.

We would like to take this opportunity to thank each of our shareholders, customers and our employees for contributing to the continued success of Union Bankshares.

Sincerely,

/s/ Kenneth D. Gibbons

Kenneth D. Gibbons
President & CEO